Exhibit 99.1
News Release
CONTACT: Michael J. McCann
CFO and Secretary
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI Completes Offering of
$300 Million 8.625% Senior Notes due 2018
Announces Initial Settlement of its Tender Offer and Consent Solicitation
for its 7.125% Senior Notes Due 2013 and Calls Remaining Notes for Redemption
LAFAYETTE, La.—September 23, 2010— PHI, Inc. (“PHI”) (The Nasdaq Global Market: PHII (voting) and PHIIK (non voting)) announced today that it had completed its previously announced private offering of $300 million 8.625% Senior Notes due 2018 (the “2018 Notes”). PHI also announced that it had accepted for purchase and payment (“Initial Settlement”) all of the approximately $189.5 million of its $200.0 million outstanding aggregate principal amount of 7.125% Senior Notes due 2013 (the “Notes”) that were validly tendered prior to 5:00 p.m., New York City time, on September 22, 2010 (the “Consent Deadline”) and not validly withdrawn pursuant to its previously announced cash tender offer and consent solicitation for the Notes, which commenced on September 9, 2010. Payment of the Notes pursuant to the Initial Settlement was made today and holders who tendered their Notes prior to the Consent Deadline will receive a consent payment of $30 per $1,000 principal amount of the Notes validly tendered and accepted for purchase (the “Consent Payment”), in addition to the tender offer consideration of $1,008.13 per $1,000 principal amount of Notes (the “Tender Offer Consideration”), plus accrued and unpaid interest on those Notes, in accordance with the terms of PHI’s Offer to Purchase and Consent Solicitation Statement.
On September 22, 2010, PHI executed a supplemental indenture to the indenture governing the Notes which supplemental indenture, among other things, eliminated substantially all of the restrictive covenants and certain event of default provisions in the indenture. The supplemental indenture became operative upon Initial Settlement, and holders of Notes outstanding following Initial Settlement are subject to the terms of the supplemental indenture even though they did not consent to the amendments.
The tender offer and the consent solicitation will expire at 12:00 a.m. New York City time, on October 6, 2010, unless extended or terminated by PHI, and the final settlement date is expected to be the next business day. Holders who validly tender their Notes after the Consent Deadline but before the expiration of the tender offer will not receive the Consent Payment, but will receive on the final settlement date the Tender Offer Consideration for Notes accepted for purchase in accordance with the terms of the Offer to Purchase and Consent Solicitation Statement, together with accrued and unpaid interest on those Notes. PHI has called the remaining Notes for redemption on October 25, 2010 at a redemption price of 103.563% of their principal amount, plus accrued and unpaid interest to the redemption date.
UBS Investment Bank is acting as the dealer manager, and Global Bondholder Services Corporation is the information agent and depositary for the tender offer and consent solicitation. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 540-1500 (toll free) (banks and brokerage firms please call (212) 430-3774). Questions regarding the tender offer and consent solicitation should be directed to UBS Investment Bank at (888) 719-4210 (U.S. toll-free) or (203) 719-4210 (collect), attention: Liability Management Group.
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation Statement, which sets forth the complete terms and conditions of the tender offer and consent solicitation.
The 2018 Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there by any sale of the 2018 Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The Nasdaq Global Market (symbols PHII and PHIIK).
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